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                             ACQUISITION AGREEMENT,


                          dated as of November 4, 1997,


                                      among


                         COLLINS & AIKMAN PRODUCTS CO.,

                          IMPERIAL WALLCOVERINGS, INC.,


                                       and

                            BDPI HOLDINGS CORPORATION



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                                TABLE OF CONTENTS
                          (Not a part of the Agreement)


I.  PURCHASE AND SALE OF SHARES.............................................2
         1.1.  Purchase and Sale of Shares..................................2
         1.2.  Closing Payment..............................................2
         1.3.  Purchase Price Adjustment....................................3
         1.4.  Intercompany Obligations.....................................6

II.  REPRESENTATIONS AND WARRANTIES.........................................7
         2.1.  Representations and Warranties of Seller.....................7
               2.1.1.  The Imperial Shares..................................7
               2.1.2.  Authorization and Effect of Agreement................8
               2.1.3.  No Restrictions......................................8
               2.1.4.  Financial Statements.................................9
               2.1.5.  Brokers.............................................10
         2.2.  Representations and Warranties of Purchaser.................11
               2.2.1.  Authorization and Effect of Agreement...............11
               2.2.2.  No Restrictions.....................................11
               2.2.3.  Financial Capacity..................................11
               2.2.4.  Disclosure..........................................12
         2.3.  Certain Limitations on Representations and Warranties.......12

III.  COVENANTS............................................................12
         3.1.  Investigation by Purchaser..................................12
         3.2.  Press Releases..............................................14
         3.3.  Regulatory Filings..........................................14
         3.4.  Injunctions.................................................15
         3.5.  Operation of the Business...................................15
         3.6.  Satisfaction of Conditions..................................17
         3.7.  Negotiations With Others....................................18
         3.8.  Certain Additional Covenants................................18
         3.9.  Efforts to Consummate.......................................18
         3.10.  Resignations...............................................18
         3.11.  Certain Conditions.........................................19
         3.12.  Certain Pre-Closing Transactions...........................19

IV.  THE CLOSING...........................................................19

4.1.  Conditions Precedent to Obligations of Purchaser and Seller..........19
         4.2.  Additional Conditions Precedent to Obligations of
               Purchaser...................................................20
               4.2.1.  No Material Breach..................................20
               4.2.2.  Transfer Documents, Etc.............................20
               4.2.3.  Other Documents.....................................20
               4.2.4.  Borden Closing......................................20
               4.2.5.  Material Adverse Change.............................20




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               4.2.6.  No Litigation.......................................20
               4.2.7.  Certain Approvals...................................20
               4.2.8.  Release of Liens....................................20
         4.3.  Additional Conditions Precedent to Obligations of Seller ...21
               4.3.1.  No Material Breach..................................21
               4.3.2.  Closing Payment.....................................21
               4.3.3.  Option..............................................21
               4.3.4.  Other Documents.....................................21
         4.4.  The Closing.................................................21
         4.5.  Termination.................................................22

V.  SURVIVAL AND INDEMNIFICATION...........................................22
         5.1.  Survival of Representations, Warranties and Covenants.......22
         5.2.  Limitations on Liability....................................23
         5.3.  Indemnification.............................................24
         5.4.  Defense of Claims...........................................25

VI.  OTHER POST-CLOSING COVENANTS..........................................27
         6.1.  Personnel Matters...........................................27
                6.1.1.  Employees and Employee Benefit Plans...............27
                6.1.2.  Assumption of Obligations..........................28
                6.1.3.  Retirement Plans...................................29
                6.1.4.  Employment and Plan Amendments or Terminations.....30
                6.1.5.  Transitional Matters...............................30
                6.1.6.  Employee Information...............................31
         6.2.  General Post-Closing Matters................................31
                6.2.1.  Post-Closing Notifications.........................31
                6.2.2.  Access.............................................31
                6.2.3.  Certain Tax Matters................................32
                6.2.4.  Insurance..........................................39
                6.2.5.  Receivables........................................40
                6.2.6.  Surety Obligations.................................40
                6.2.7.  Assumed Push-Down Liabilities......................41
                6.2.8.  1994 Financial Statements..........................41
                6.2.9.  Certain Contracts..................................42

VII.  MISCELLANEOUS PROVISIONS.............................................43
         7.1.  Notices.....................................................43
         7.2.  Expenses....................................................44
         7.3.  Successors and Assigns......................................44
         7.4.  Waiver......................................................44
         7.5.  Entire Agreement............................................45
         7.6.  Amendments, Supplements, Etc................................45
         7.7.  Rights of the Parties.......................................45
         7.8.  Further Assurances..........................................45
         7.9.  Applicable Law; Jurisdiction................................46
         7.10. Titles and Headings.........................................46


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         7.11.  Certain Interpretive Matters and Definitions...............46
         7.12.  Bulk Transfer Laws.........................................46

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                             Table of Defined Terms
                          (Not a Part of the Agreement)


                                                                     Section

AA......................................................................1.3(b)
Accountants.............................................................1.3(c)
Actual Purchase Price Adjustment Amount.................................1.3(a)
Adjustment Amount.......................................................1.2(a)
Affiliate..............................................................7.11(a)
Agreement.........................................................Introduction
Alternative Proposal.......................................................3.7
Assets..................................................................3.5(b)
Assumed Contract......................................................6.2.9(a)
Assumed Push-Down Liabilities............................................6.2.7
Balance Sheet.........................................................2.1.4(a)
Base Amount.............................................................1.2(a)
BDPH..................................................................Recitals
Blackstone...............................................................2.2.3
Borden Agreement.........................................................2.1.2
Borden Recap..........................................................Recitals
Business..............................................................Recitals
C&A Canada............................................................Recitals
C&A Canada-Owned Imperial Canada Shares...............................2.1.1(a)
C&A Corp..............................................................6.2.3(e)
C&A Imperial Canada Assets.................................................1.1
C&A Imperial Canada Assumed Liabilities....................................1.1
Canadian Pension Plan...................................................3.5(l)
Closing....................................................................4.4
Closing Date...............................................................4.4
Closing Payment.........................................................1.2(b)
Closing Statement.......................................................1.3(a)
Code....................................................................5.3(a)
Commitment Letter........................................................2.2.3
Company...............................................................Recitals
Contract.................................................................2.1.3
D&T.....................................................................1.2(b)
Direct Claim............................................................5.4(c)
"$"....................................................................7.11(a)
DOJ.....................................................................3.3(a)
Drop Dead Date..........................................................4.5(b)
Employee..............................................................6.1.1(c)
Employee Plan.........................................................6.1.1(c)
ERISA.................................................................6.1.1(c)
Estimated Purchase Price Adjustment Amount..............................1.2(b)
Financial Statements..................................................2.1.4(a)

                                       iii

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Form 8023A............................................................6.2.3(g)
Former Employee.......................................................6.1.1(c)
FTC.....................................................................3.3(a)
GAAP..................................................................2.1.4(a)
Governmental Entity......................................................2.1.3
HSR Act..................................................................2.1.3
Imperial..........................................................Introduction
Imperial Canada.......................................................Recitals
Imperial Canada Business Acquisition..................................Recitals
Imperial-Owned Imperial Canada Shares.................................2.1.1(a)
Imperial Shares.......................................................Recitals
Imperial UK...........................................................Recitals
Income Tax/Taxes......................................................6.2.3(q)
Indebtedness............................................................1.2(a)
Indemnifiable Losses....................................................5.2(a)
Indemnifying Party......................................................5.2(a)
Indemnitee..............................................................5.2(a)
Indemnity Payment.......................................................5.2(a)
Initial Exercise Price...................................................4.3.3
Insurance................................................................6.2.4
Intellectual Property .....................................................3.5
Knowledge of Purchaser.................................................7.11(a)
Knowledge of Seller....................................................7.11(a)
Last Offer..............................................................1.3(c)
Law......................................................................2.1.3
Legal Proceedings.....................................................6.2.2(b)
Liens.................................................................2.1.1(a)
Material Adverse Effect...............................................2.1.4(e)
Merger................................................................Recitals
MSA......................................................................4.2.3
MSI...................................................................Recitals
NCA......................................................................4.2.3
Net Cash Flow...........................................................1.2(a)
Non-Income Taxes......................................................6.2.3(q)
Non-Prevailing Party....................................................1.3(c)
Offering Financial Statements.........................................2.1.4(b)
Option...................................................................4.3.3
Option Agreement.........................................................4.3.3
or.....................................................................7.11(a)
Permit...................................................................2.1.3
Phase I.................................................................3.1(a)
Phase II................................................................3.1(a)
Post-Closing Affiliates....................................................1.4
Post-Closing AR/AP.........................................................1.4
Post-Closing Covenants..................................................5.1(b)
Pre-Closing Tax Period................................................6.2.3(a)
Prevailing Party........................................................1.3(c)

                                       iv

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primarily...............................................................2.3(b)
Products..............................................................Recitals
Purchase Price.............................................................1.1
Purchased Imperial Companies..........................................Recitals
Purchaser.........................................................Introduction
Purchaser Indemnitees...................................................5.3(a)
Records...............................................................6.2.2(a)
Retirement Plans......................................................6.1.3(a)
Section 338(h)(10) Election...........................................6.2.3(f)
Seller............................................................Introduction
Seller Indemnitees......................................................5.3(b)
Subsidiaries..........................................................Recitals
subsidiary.............................................................7.11(a)
Surety Obligations....................................................6.2.6(a)
Tax Returns...........................................................6.2.3(q)
Taxes.................................................................6.2.3(q)
Third Party Claim.......................................................5.2(a)
Transaction Documents....................................................2.1.2
Transfer..............................................................Recitals
Workpapers..............................................................1.3(b)


                                        v

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                   AMENDED AND RESTATED ACQUISITION AGREEMENT

     This Amended and Restated Acquisition Agreement (the "Agreement") is dated as of the 4th day of November, 1997, and amended and restated as of the 9th day of March, 1998, among Collins & Aikman Products Co., a Delaware corporation ("Seller"), Imperial Wallcoverings, Inc., a Delaware corporation ("Imperial"), and BDPI Holdings Corporation, a Delaware corporation ("Purchaser").

                                    RECITALS:

     A. Imperial, together with its wholly owned subsidiaries Imperial Wallcoverings Limited, a company incorporated in England ("Imperial UK") and Marketing Service, Inc., a Delaware corporation ("MSI") and Imperial Wallcoverings (Canada) Inc. ("Imperial Canada"), Canadian corporation owned by Imperial and Collins & Aikman Canada Inc., an Ontario corporation and indirect wholly owned subsidiary of Seller ("C&A Canada") (Imperial UK and MSI being referred to herein collectively as the "Subsidiaries" and, together with Imperial and Imperial Canada, the "Company" and Imperial UK, MSI and Imperial being referred to herein as the "Purchased Imperial Companies"), is presently engaged in the business (the "Business") of the development, production, manufacture, marketing, distribution and sale of paper and vinyl decorative surface products and related products for residential, commercial and industrial applications ("Products") and performing certain related services;

     B. Seller is the record and beneficial owner of all of the issued and outstanding shares of Common Stock, par value $0.01 per share, of Imperial (the "Imperial Shares") and C&A Canada is the record and beneficial owner of 3,100,000 issued and outstanding shares of common stock, without par value, of Imperial Canada, which shares, together with the 1,000,000 shares of common stock of Imperial Canada owned of record and beneficially by Imperial, represent all of the issued and outstanding shares of capital stock of Imperial Canada;

     C. Seller intends to cause C&A Canada to own all of the issued and outstanding shares of common stock of Imperial Canada and to cause Imperial Canada to be liquidated (the "Imperial Canada Liquidation") prior to the Closing, with the result that C&A Canada will have all right, title and interest in and to the assets, and be subject to all of the obligations and liabilities, of Imperial Canada;

     D. Purchaser intends to effect the recapitalization (the "Borden Recap") of Borden Decorative Products Holdings, Inc. ("BDPH") pursuant to, among other transactions, the merger of Purchaser into BDPH (the "Merger"), whereupon all rights and obligations of Purchaser hereunder will be, by virtue of the Merger, vested in BDPH (which will be renamed "The Imperial Home Decor Group Inc." following the Merger);

     E Seller desires to sell, assign and deliver ("Transfer") to Purchaser, and Purchaser desires to purchase and accept from Seller, the Imperial Shares on the terms and subject to the conditions set forth in this Agreement;

     F. Seller desires to cause C&A Canada to Transfer to Purchaser or its assignee (and, where applicable the term "Purchaser" will also refer to such assignee), and Purchaser desires to purchase and accept from C&A Canada, the C&A Imperial Canada Assets and to assume the C&A Imperial Canada Assumed Liabilities (together, the "Imperial Canada Business Acquisition").

     NOW, THEREFORE, the parties hereto agree as follows:

                         I. PURCHASE AND SALE OF SHARES

     1.1. Purchase and Sale of Shares. On the terms and subject to the conditions hereof, at the Closing, Seller will Transfer, or cause to be Transferred, to Purchaser, and Purchaser will purchase and accept from Seller and C&A Canada, the Imperial Shares and the C&A Imperial Canada Assets, free and clear of all Liens, for the amount determined pursuant to Section 1.3 and in consideration of the grant of the Option to be delivered at Closing pursuant to
Section 4.3.3 and the assumption of the C&A Imperial Canada Assumed Liabilities (such amount, together with the Option and the C&A Imperial Canada Assumed Liabilities, the "Purchase Price"). Notwithstanding any other provision hereof, in no event will the total amount of the accounts payable and accrued liabilities included in the C&A Imperial Canada Assumed Liabilities (other than any liabilities under the Canadian Pension Plan) exceed $5.0 million. For purposes of this Agreement, (a) the "C&A Imperial Canada Assets" means all assets, properties and rights, of whatever kind and nature, real or personal, tangible or intangible, contractual or legal, wherever located, as of the Closing that would have been owned or held by Imperial Canada but for the Imperial Canada Liquidation except for any right, title or interest in, to or under that certain


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Credit Agreement dated as of July 12, 1994, between Canadian Imperial Bank of
Commerce, WCA Canada Inc. and Imperial Canada (the "Imperial Canada Credit Agreement") and (b) "C&A Imperial Canada Assumed Liabilities" means all obligations and liabilities, fixed or contingent, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, as of the Closing that would have been obligations or liabilities of Imperial Canada but for the Imperial Canada Liquidation, except for (i) any Indebtedness of C&A Canada and (ii) such of the foregoing as are retained by Seller or any of its Post-Closing Affiliates hereunder or as to which Seller has agreed to indemnify the Purchaser or the Purchased Imperial Companies under any provision of Article VI and (iii) any obligation or liability under the Imperial Canada Credit Agreement.

     1.2. Closing Payment. (a) The cash portion of the Purchase Price will be
(i) $58 million, plus the amount of cash of Imperial UK as of immediately prior to the Closing, less $500,000 (the "Base Amount"), (ii) plus the Adjustment Amount, and (iii) minus the amount of any Indebtedness of any Purchased Imperial Companies outstanding immediately prior to the Closing (calculated after giving effect to any payments of any such Indebtedness prior to the Closing and in accordance with this Agreement (provided, however, that nothing in this Section
1.2 will be deemed to constitute an authorization of the incurrence or maintenance of any such Indebtedness by the Company)). For purposes of this Agreement (A) "Adjustment Amount" means, if Net Cash Flow is negative, a positive amount equal to such negative Net Cash Flow and, if Net Cash Flow is positive, a negative amount equal to such positive Net Cash Flow; (B) "Indebtedness" means any liability or obligation (whether primary or secondary as a guarantor or other surety other than arising out of the endorsement of checks for collection in the ordinary course of business), for borrowed money, for deferred purchase price of any asset (other than obligations to pay for inventory purchased in the ordinary course of business), under a capitalized lease and any other liability or obligation which should be shown as indebtedness on a consolidated balance sheet for the Company prepared in accordance with GAAP, whether or not evidenced by a note, bond or similar instrument, and any prepayment penalties, accrued interest or other amounts due on or in respect of any of the foregoing; and (C) the term "Net Cash Flow" means an amount, for the period from and including November 2, 1997 through the opening of business on the Closing Date, calculated in accordance with Schedule 1.2, giving effect to an additional deemed positive

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cash flow amount (regardless of the actual amount thereof) of $6.0 million.

     (b) Not less than two business days prior to the Closing Date, Seller and Purchaser will jointly prepare estimates of the Adjustment Amount and Indebtedness (such estimated Adjustment Amount minus such estimated Indebtedness being the "Estimated Purchase Price Adjustment Amount"), determined in accordance with Section 1.2(a) and based upon their respective review of monthly financial information then available to Seller and Purchaser and their respective inquiries of personnel responsible for the preparation of financial information relating to the Company in the ordinary course thereof. If the parties are unable so to agree on the Estimated Purchase Price Adjustment Amount, then the amount thereof as estimated by Deloitte & Touche LLP, Purchaser's independent accountants ("D&T"), in good faith will be the Estimated Purchase Price Adjustment Amount for all purposes of this Agreement and the amount to be paid by Purchaser at the Closing will be the Base Amount, plus or minus, as the case may be, the Estimated Purchase Price Adjustment Amount (such amount, the "Closing Payment").

     (c) On the Closing Date, Purchaser will cause to be paid by wire transfer of immediately available funds to such account as Seller has theretofore designated an amount equal to the Closing Payment.

     1.3. Purchase Price Adjustment. (a) In order finally to determine the Purchase Price, the Closing Payment will be increased or decreased, as the case may be, by the amount, if any, by which the Adjustment Amount and Indebtedness, each as finally determined in accordance with this Section 1.3, differ (on a combined basis) from the amounts thereof reflected in the Estimated Purchase Price Adjustment Amount. For purposes of this Agreement, (x) the adjustment referred to in the immediately preceding sentence will be finally calculated on a net basis and (y) all determinations of the actual amounts thereof (the "Actual Purchase Price Adjustment Amount") will be determined by reference to the amounts thereof required to be shown, with respect to Indebtedness, on a consolidated balance sheet as of the opening of business on the Closing Date and, with respect to Net Cash Flow, on a consolidated statement of cash flows for the period from and including November 2, 1997 through the opening of business on the Closing Date (collectively, the "Closing Statement"), each on a basis consistent with, and using the same accounting principles, policies, practices and procedures used in

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preparing, the Financial Statements and in accordance with Schedule 1.2 and
Section 1.2(a).

     (b) Within 60 calendar days after the Closing Date, Purchaser will in good faith prepare and deliver, or cause to be prepared and delivered, to Seller a Closing Statement setting forth Purchaser's determination of the Actual Purchase Price Adjustment Amount. The parties and their respective authorized representatives will be entitled to review, during normal business hours, the books, records and work papers of the Company to prepare or review, as the case may be, the Closing Statement and to determine the Actual Purchase Price Adjustment Amount. Without limiting the generality or effect of any other provision hereof, (i) the parties will provide the other parties and their authorized representatives access, during normal business hours, to the facilities, personnel and accounting and other records of the Company and the parties, as the case may be, to the extent reasonably determined by such other parties to be necessary to permit Purchaser to prepare or have prepared the Closing Statement and to compute the Actual Purchase Price Adjustment Amounts as herein provided and to permit Seller to review such Closing Statement and computation (including, if requested by Seller, such access as may be necessary or appropriate to permit Arthur Andersen L.L.P. ("AA") to perform an audit of Net Cash Flow); provided, however, that the parties will conduct any such review in a manner that does not unreasonably interfere with the conduct of any other party's business, and (ii) Seller will take such actions as may be reasonably requested by Purchaser to close, or to assist Purchaser in closing, as of the opening of business on the Closing Date, or as of the Closing, as the case may be, the books and accounting records of the Company and otherwise reasonably to cooperate with Purchaser and its representatives in the preparation of the Closing Statement. Concurrently with the delivery of the Closing Statement, Seller will use its reasonable efforts to cause AA to provide Purchaser access to any of such firm's workpapers, trial balances and similar materials prepared in connection with such firm's audits or reviews of any of the Financial Statements (the "Workpapers").

     (c) If, within 45 calendar days after the date of Purchaser's delivery of its computation of the Actual Purchase Price Adjustment Amount, Seller determines in good faith that such computations are inaccurate, Seller will give written notice to Purchaser within such 45 calendar day period (i) setting forth Seller's computation of Actual Purchase Price Adjustment Amount and (ii) specifying in reasonable detail Seller's basis for its disagreement with Purchaser's computations. The failure by

Seller so to express its disagreement or provide such specification within such 45 calendar day period will constitute Seller's acceptance of Purchaser's computation of the Actual Purchase Price Adjustment Amounts. If Purchaser and Seller are unable to resolve any disagreement between them within ten calendar days after the giving of notice of such disagreement, the items in dispute will be referred for determination to KPMG Peat Marwick LLP (the "Accountants") as promptly as practicable. The Accountants will make a determination as to each of the items in dispute, which determination will be (A) in writing, (B) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (C) made in accordance with this Agreement, and (D) conclusive and binding upon each of the parties hereto. In connection with their determination of the disputed items, the Accountants will be entitled to rely on the Workpapers and the Company's books and records, and the fees and expenses of the Accountants will be shared equally by Purchaser and Seller (except as provided below). Purchaser and Seller will use reasonable efforts to cause the Accountants to render their decision as soon as practicable, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. If the determination of the Accountants represents an outcome more favorable to either Purchaser or Seller than the midpoint of such parties' last written settlement offers related to all items in dispute, in the aggregate, submitted to the other party at least two calendar days before the referral of the matter to the Accountants (each a "Last Offer"), then the party obtaining such favorable result will be deemed the "Prevailing Party" and the other party will be deemed the "Non-Prevailing Party". For purposes hereof, all of the fees and expenses of the Accountants, will be borne by the Non-Prevailing Party. No party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement offer (other than the Last Offer) made by any party.

     (d) To the extent that the Actual Purchase Price Adjustment Amount, determined as provided in this Section 1.3 is more or less than the Estimated Purchase Price Adjustment Amount, Seller or Purchaser, as applicable, will, within ten calendar days after the final determination of the Actual Purchase Price Adjustment Amount, calculated on a net basis, pursuant to this Section 1.3, make or, in the case of Purchaser, cause to be made payment by wire transfer of immediately available funds of the amount of such difference, together with interest thereon from the Closing Date to the date of payment (at a rate equal to The Chase

Manhattan Bank's prime rate, as publicly announced and in effect from time to time during such period, plus 2.0%, calculated on the basis of the actual number of days elapsed over 365), to such account as has been designated by Purchaser or Seller, as applicable.

     1.4. Intercompany Obligations. Notwithstanding any other provision hereof, except for the receivables and payables described in Schedule 1.4 ("Post-Closing AR/AP"), any amount owed by Seller or any of its Affiliates other than the Purchased Imperial Companies (collectively, "Post-Closing Affiliates"), or owed by any of the Purchased Imperial Companies to Seller or any Post-Closing Affiliate, in respect of liabilities, obligations or assets of the Purchased Imperial Companies of a type that would be shown on a consolidated balance sheet of any of the Purchased Imperial Companies as "Investments and Advances From
(To) Collins & Aikman Products Co." will be settled at or prior to the Closing and will not be reflected in the Closing Statement. Effective immediately after the Closing, all intercompany liabilities and obligations owing from Seller or any Post-Closing Affiliate to any of the Purchased Imperial Companies or owing from any of the Purchased Imperial Companies to Seller or any Post-Closing Affiliate (except for any Post-Closing AR/AP) that is not settled as contemplated by the immediately preceding sentence will be netted against each other and the net balance thereof will be discharged and deemed forgiven without further action or payment, will be deemed contributed to or deducted from capital of the appropriate Purchased Imperial Company and all such amounts will be excluded from the determination of Net Cash Flow or Indebtedness under Sections 1.2 and 1.3. As a result, immediately following the Closing, there will be no further liability or obligation in respect of any such matters between Seller or any Post-Closing Affiliate, on the one hand, and the Purchased Imperial Companies, on the other hand, except as expressly provided herein. Any holder of a note or other evidence of indebtedness deemed settled pursuant to this Section 1.4 will surrender such note or other evidence of indebtedness to the obligor thereon. In addition, and without limiting the generality or effect of the foregoing, effective as of immediately prior to the Closing, all contracts and other obligations, other than the Transaction Documents and other than as set forth on Schedule 1.4, between or among the Purchased Imperial Companies or any of the Subsidiaries, on the one hand, and Seller or any Post-Closing Affiliate, on the other hand, will be terminated without further action to the extent that they would otherwise apply to any period or act occurring after the Closing. Notwithstanding anything to the contrary in this

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Agreement, Purchaser will not assume any liability or obligation (other than those listed on Schedule 1.4) owed by Imperial Canada to Seller or any Post-Closing Affiliate of a type that would be shown on a balance sheet of Imperial Canada and any such liability or obligation will not be included in the C&A Imperial Canada Assumed Liabilities.


                       II. REPRESENTATIONS AND WARRANTIES

     2.1. Representations and Warranties of Seller. Subject to Section 2.3, Seller represents and warrants to Purchaser as follows:

     2.1.1 . The Imperial Shares. (a) Except as set forth on Schedule 2.1.1, (i) Seller owns free and clear of any mortgages, liens, security interests or other encumbrances (collectively, "Liens") the number of Imperial Shares listed in
Schedule 2.1.1, which Shares represent all of the issued and outstanding shares of capital stock of Imperial, and (ii) C&A Canada owns the shares of common stock of Imperial Canada listed in Schedule 2.1.1 as owned by C&A Canada (the "C&A Canada-Owned Imperial Canada Shares"), which shares, together with the shares of common stock of Imperial Canada listed in Schedule 2.1.1 as owned by Imperial (the "Imperial-Owned Imperial Canada Shares"), represent all of the issued and outstanding shares of capital stock of Imperial Canada.

     (b) The Imperial Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable. The Imperial Shares have not been issued in violation of, and are not subject to, any preemptive rights, and there are no outstanding convertible or exchangeable securities, calls, options or similar Contracts relating to the Imperial Shares or that may require the Company to issue to any person or entity any shares of any of its capital stock. Except as listed or described on Schedule 2.1.1, there are no voting trust or other Contracts restricting the voting, dividend rights or disposition of the Imperial Shares.

     (c) Except as set forth in Schedule 2.1.1, Seller owns the Imperial Shares beneficially and of record free and clear of all Liens and at the Closing will Transfer its entire right, title and interest in and to the Imperial Shares to Purchaser.

     (d) The Company does not own, beneficially or of record, any stock or other ownership interests in, or control, any other entity other than the Subsidiaries, all of the issued and outstanding share capital of which is owned by Imperial free and clear of all Liens (except for the C&A Canada-Owned Imperial Canada Shares and as set forth on Schedule 2.1.1); and, except as set forth on Schedule 2.1.1, there are no outstanding convertible or exchangeable securities or agreements giving any person or entity any right to acquire shares of capital stock of either of the Subsidiaries and no voting trusts or other Contracts restricting the voting, dividend rights or disposition of shares of either of the Subsidiaries.

     2.1.2. Authorization and Effect of Agreement. Seller has the requisite corporate power to execute and deliver this Agreement and the other agreements or instruments referred to herein other than the Recapitalization Agreement, dated as of the date hereof, between Borden, Inc., BDPH and Purchaser (the "Borden Agreement") (collectively, the "Transaction Documents") to which Seller is a party and to perform the transactions contemplated hereby to be performed by it. All necessary corporate action required to be taken under the Delaware General Corporation Law for the due authorization of the execution and delivery by Seller of the Transaction Documents to which Seller is a party and the performance by Seller of the transactions contemplated thereby to be performed by it has been duly taken by Seller. Each Transaction Document to which Seller is a party has been, or will be, as the case may be, duly executed and delivered by Seller, and, assuming the due execution and delivery of such Transaction Document by Purchaser, constitutes, or will constitute, as the case may be, valid and binding obligations of Seller enforceable in accordance with its terms. Imperial and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

     2.1.3. No Restrictions. The execution and delivery of the Transaction Documents by Seller, C&A Canada and Imperial to which they are parties does not, and the performance by Seller, C&A Canada and Imperial of the transactions contemplated thereby to be performed by them will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, (i) any provision of the Certificate of Incorporation or By-laws or comparable governing documents of Seller, C&A Canada, Imperial or any of the Subsidiaries, (ii) any material lease, agreement, or other contract or legally binding contractual right or obligation (a "Contract") of the Company, (iii) any permit or approval

("Permit") issued under any domestic, foreign or other statute, law, ordinance, rule, regulation, judgment, order, injunction, decree or ruling or common law obligation ("Law") of any domestic, foreign or other court, government, governmental agency, authority, entity or instrumentality ("Governmental Entity"), or (iv) any Law (other than a Law requiring a Permit), other than, as to clauses (ii), (iii) and (iv), any such conflicts, violations or defaults as are listed or described on Schedule 2.1.3 or which, individually or in the aggregate, could not reasonably be expected to result in a material undisclosed liability of the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller or the Company in connection with the execution and delivery by Seller and C&A Canada of the Transaction Documents to which they are a party or the performance by Seller and C&A Canada of the transactions contemplated thereby to be performed by them, except (i) for the filing of a premerger notification report by an Affiliate of Seller under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable in the circumstances, (ii) for such of the foregoing as are listed or described on Schedule 2.1.3, and (iii) for such consents, approvals, orders, authorizations of, or registrations, declarations or filings with, any Governmental Entity, which, individually or in the aggregate, if not obtained or made, could not reasonably be expected to result in a material undisclosed liability of the Company.

     2.1.4. Financial Statements. (a) Attached as Schedule 2.1.4(a) are the audited consolidated balance sheets of the Company as of January 27, 1996 and December 28, 1996, the related audited consolidated statements of stockholders' equity, operations and cash flows for the fiscal years then ended, accompanied by the accountant's reports thereon, the unaudited combined balance sheet of the Company as of September 26, 1997 (the "Balance Sheet") and the unaudited combined statements of operations for the combined first two fiscal quarters of 1996 and 1997 (collectively, with the related notes, the "Financial Statements"). The audited Financial Statements present fairly, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods specified in conformity with United States generally accepted accounting principles, consistently applied ("GAAP"), except as set forth in Schedule 2.1.4(a).

     (b) Seller will deliver audited consolidated balance sheets of the Company as of September 26, 1997 and the related audited consolidated statements of stockholders' equity, operations and cash flows for the nine month periods ended September 26, 1997 (collectively, with the related notes, the "Offering Financial Statements") as promptly as practicable and in any event by November 30, 1997. The Offering Financial Statements will present fairly, in all material respects, the consolidated financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods specified in conformity with GAAP.

     (c) The Company does not have, and as of immediately prior to the Closing will not have, any liabilities or obligations, whether known or unknown, absolute, accrued, contingent or otherwise, whether due or to become due, including any uninsured liabilities, and whether arising by virtue of a breach of or under any Law, any lawsuit or claim or otherwise, that would be required by GAAP to be shown as a liability on a consolidated balance sheet of the Company except (i) as and to the extent set forth in the Balance Sheet or specifically disclosed in the notes thereto, (ii) liabilities incurred in the ordinary course of business consistent with past practice and not prohibited by this Agreement, which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) as set forth in Schedule 2.1.4(c), and (iv) other liabilities for which Seller is responsible pursuant to this Agreement.

     (d) Except as listed or described on Schedule 2.1.4(d), (i) from September 26, 1997 to November 4, 1997, the Company has conducted the Business only in the ordinary course, consistent with past practice, (ii) since September 26, 1997 through November 4, 1997, the Company has not taken any action which would have constituted a violation of Section 3.5 if Section 3.5 had applied since September 26, 1997, and (iii) during the period from September 26, 1997 to the Closing Date, there has not been any Material Adverse Effect, including any damage, destruction, loss or abandonment (whether or not covered by insurance) which, individually or in the aggregate, has or, to the Knowledge of Seller, could reasonably be expected to have, a Material Adverse Effect, other than, as applied to the accuracy of this representation in respect of the period between the date hereof and the Closing Date, changes or effects after the date hereof that result from general economic conditions or competitive circumstances in the markets in which the Business is conducted.

     (e) For purposes of this Agreement, the term "Material Adverse Effect" means an event, circumstance or occurrence that has a material adverse effect on the Business or the consolidated financial condition or results of operations of the Company relative, in the case of financial condition or results of operations, to the management projections for the Business set forth in Schedule 2.1.4(e).

     2.1.5. Brokers. No broker, investment banker, financial advisor or other person (other than BancBoston Securities, Inc. and Wasserstein Perella & Co., Inc., the fees and expenses of which will be paid by Seller) is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

     2.2. Representations and Warranties of Purchaser. Subject to Section 2.3, Purchaser represents and warrants to Seller as follows:

     2.2.1. Authorization and Effect of Agreement. Purchaser has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. All necessary corporate action required to be taken under the Delaware General Corporation Law for the due authorization of the execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the transactions contemplated hereby to be performed has been duly taken by Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by Seller constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms.

     2.2.2. No Restrictions. The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any provision of the charter or bylaws or comparable governing documents of Purchaser, or any material Contract or Permit applicable to Purchaser other than any such conflicts, violations or defaults which, individually or in the aggregate, could not reasonably be expected to result in a material undisclosed liability of Purchaser. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby to be performed by either of them, except (i) for such of the foregoing as are listed or described on Schedule 2.2.2 and (ii) for such consents, approvals, orders, authorizations of, or registrations, declarations or filings with, any Governmental Entity, which, individually or in the aggregate if not obtained or made, could not reasonably be expected to result in a material undisclosed liability of Purchaser.

     2.2.3. Financial Capacity. Purchaser has in hand a commitment letter (the "Commitment Letter"), which is currently in effect and a true and correct copy of which has been previously provided to Seller, from the financial institutions indicated therein, as well as the equity commitment letter of Blackstone Capital Partners III Merchant Banking Fund, L.P. ("Blackstone"), to provide the secured debt and equity financing contemplated by Purchaser for the transactions described in this Agreement and has obtained a highly confident letter, a true and correct copy of which has been previously provided to Seller, with respect to the subordinated debt financing so contemplated. Blackstone has undertaken to provide the equity capital contemplated by the Commitment Letter, and a true and correct copy of such undertaking has been previously provided to Seller.

     2.2.4. Disclosure. As of the date hereof, to the Knowledge of Purchaser,
(a) Seller is not in breach of any of its representations and warranties set forth in Section 2.1.4 and (b) Purchaser has furnished to Seller's financial advisors all material information pertaining to the Company and the Borden Recap that such financial advisors have requested prior to the date hereof.

     2.3. Certain Limitations on Representations and Warranties. (a) Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) there are no representations or warranties by or on behalf of any party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this

Agreement and (ii) the parties' respective rights, obligations and remedies with respect to this Agreement and the events giving rise thereto will be solely and exclusively as set forth in the Transaction Documents.

     (b) Any representation and warranty made in this Agreement by Seller will be deemed for all purposes to be qualified by the disclosures made in any Schedule specifically referred to in such representation or warranty and by the information disclosed in any other Schedule if the relevance of such information to such representation and warranty is reasonably apparent on its face. References in this Article to matters "primarily" relating to the Business are to matters which predominantly relate to the Business rather than predominantly to one of either Seller's or any Post-Closing Affiliate's other businesses or to the businesses or operations of Seller or any Post-Closing Affiliate generally.

                                 III. COVENANTS

     3.1. Investigation by Purchaser. (a) Prior to the Closing, upon reasonable notice from Purchaser to Seller given in accordance with this Agreement, Seller will, and will cause the Company to, afford to the officers, attorneys, accountants or other authorized representatives of Purchaser reasonable access during normal business hours to the facilities and the books and records of the Company so as to afford Purchaser a reasonable opportunity to make, at its sole cost and expense, such review, examination and investigation of the Company as Purchaser may reasonably desire to make, including without limitation a so-called "Phase I" (i.e., documentary review and walk-through site inspection) preliminary environmental evaluation; provided, however, that no borings or other so-called "Phase II" environmental examinations will be performed without Seller's prior written consent, which consent may be given or withheld in Seller's sole discretion. Purchaser will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. Prior to the Closing, Seller will furnish to Purchaser, or cause to be furnished to Purchaser, such financial and operating data and other information pertaining to the Company as Purchaser may reasonably request; provided, however, that nothing in this Agreement will obligate Seller to take actions that would unreasonably disrupt the normal course of business of itself, any Post-Closing Affiliate or the Company, violate the terms of any applicable Law or rules of any national stock exchange applicable to it or its Affiliates or any Contract to which any of them is a party or to which any of them or any of their assets are subject (to the extent described in reasonable detail in response to any request for information specified above) or grant access to any of their proprietary or confidential information not related to the Business.

     (b) Subject to Section 3.2, whether or not the Closing occurs, Purchaser will, and will cause its Affiliates other than Seller to, treat in confidence all documents, materials and other information (including without limitation information relating to supply and sales agreements and relationships with third persons or entities) disclosed by any other party that is not its Affiliate, whether before, during or after the course of the negotiations leading to the execution of this Agreement or thereafter, including without limitation in its investigation of the other parties and in the preparation of agreements, schedules and other documents relating to the consummation of the transactions contemplated hereby. Prior to the Closing, and in the event that this Agreement is terminated, neither Purchaser nor any of its Affiliates will, and if the Closing occurs, Seller will not and will cause its Affiliates not to, disclose to any third party any confidential information, except as required by Law or rules of any national stock exchange or any Governmental Authority applicable to it or its Affiliates or Purchaser determines is required to be disclosed in connection with the financing described in Section 2.2.3, subject to Seller's right to review and reasonably object to such disclosure. If this Agreement is terminated, Purchaser and each of its Affiliates will return to Seller all originals and copies of all non-public documents and materials of the type provided for in this Section 3.1 which have been furnished or made available in connection with this Agreement, and Purchaser will destroy all notes, analyses, compilations, studies or other documents which contain or otherwise reflect such information.

     3.2. Press Releases. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties, which consent will not be unreasonably withheld or delayed; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates or prohibit Purchaser from making any disclosure it determines may be reasonably necessary in furtherance of obtaining the financing contemplated by Section 2.2.3, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

     3.3. Regulatory Filings. (a) Not later than two business days after the date hereof, Purchaser will, and Seller will cause the ultimate parent entity of Seller to, make such filings, if any, as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Purchaser will, and Seller will cause the ultimate parent entity of Seller to, file or cause to be filed as promptly as practicable with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") supplemental information, if any, which may be required or requested by the FTC or the DOJ pursuant to the HSR Act. To the extent required by Law, Seller will make, or cause any of its Affiliates to make, such filings and use its reasonable efforts to obtain the governmental approvals and the other third party consents (if any) referred to in Section 2.1.3, and Purchaser will each make such filings and use its reasonable efforts to obtain the governmental approvals and the other third party consents (if any) referred to in Section 2.2.2. All filings referred to in this Section 3.3(a) will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.

     (b) Without limiting the generality or effect of Section 3.3(a), each of the parties will (i) use their respective reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Entities for additional information and documents pursuant to the HSR Act, if applicable,
(ii) not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior consent of each of the other parties hereto, and (iii) cooperate with each other and use reasonable efforts to prevent the entry of, and to cause the lifting or removal of, any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the transactions contemplated by this Agreement, including without limitation the execution, delivery and performance by the appropriate entity of such divestiture agreements or other actions, as the case may be, as may be necessary to secure the expiration or termination of the applicable waiting periods under the HSR Act or the removal, dissolution, stay or dismissal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the consummation of the transactions contemplated hereby or requires as a condition thereto that all or any part of the Business be held separate and, prior to or after the Closing, pursue the underlying litigation or administrative proceeding diligently and in good faith.

     3.4. Injunctions. Without limiting the generality or effect of any provision of Section 3.3, Section 3.6 or Section 3.9 or Article IV, if any Governmental Entity having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

     3.5. Operation of the Business. Except in connection with or as a result of any matter listed or described on Schedule 3.5, as expressly contemplated herein or as otherwise consented to by Purchaser or requested by Purchaser or any of its Affiliates, from the date hereof to the Closing Date, Seller will cause the Company to:

          (a) Use reasonable efforts to keep the Business intact (including without limitation relationships with customers, employees, suppliers and others) and not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of business of the Business as presently conducted, and use reasonable efforts to maintain the goodwill associated with the Business; without limiting the generality or effect of the foregoing, (i) in all events Seller will take all actions so that, as of immediately prior to the Closing, the total accounts payable and accrued liabilities (other than any liabilities under the Canadian Pension Plan) included in the C&A Imperial Canada Assumed Liabilities total not more than $5.0 million and (ii) not effect any transaction between Imperial Canada or C&A Canada, on the one hand, and any of the Purchased Imperial Companies, on the other hand, except in the ordinary course of business;

          (b) Continue existing practices relating to maintenance of the assets owned, leased or otherwise held by the Company for use in the Business ("Assets") in good repair, ordinary wear and tear excepted, and continue to make capital expenditures substantially in accordance with budgets previously delivered to Purchaser (and Imperial hereby agrees to continue to make capital expenditures only substantially in accordance with budgets previously delivered to Purchaser unless each other party otherwise consents);

          (c) Not purchase, sell, lease or dispose of, or enter into any Contract for the purchase, sale, lease or disposition of, or subject to Lien, any of the Assets other than (i) Products or (ii) in the ordinary course of business of the Business;

          (d) Not adopt or make any amendment to any Employee Plan or increase the general rates of compensation of Employees, except (i) as required by Law or (ii) pursuant to any Contract in effect on the date of this Agreement (Seller representing that, to the Knowledge of Seller, no Contract providing for such adoption, amendment or increase is in effect other than collective bargaining agreements the terms of which have been previously disclosed to Purchaser);

          (e) Not enter into, amend, modify or cancel any material Contract except in the ordinary course of business consistent with past practice;

          (f) Not incur indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or entity, or make loans or advances to any person or entity (other than advances to Employees in the ordinary course of business consistent with past practice reflected on the Company's books and records);

          (g) Not enter into any joint venture, partnership or similar arrangement;

          (h) Not amend its Certificate of Incorporation or ByLaws;

          (i) Not dispose of, permit to lapse or otherwise fail to preserve any of its Intellectual Property or other similar rights, dispose of or permit to lapse any material Permit, or dispose of or disclose to any person or entity other than an authorized representative of Purchaser, any trade secret (except for such of the foregoing as may occur by operation of Law or the terms of any of the foregoing);

          (j) Not make any change in the accounting methods, principles or practices of the Business, except as required by GAAP;

          (k) Not sell or factor any account receivable of the Business or otherwise participate in any accounts receivable facility other than to accept payments made by account debtors to the Company at an existing lock-box of the Company (which lock-box arrangement will be terminated as promptly as practicable);

          (l) With respect to the Pension Plan for Salaried Employees of Imperial Wallcoverings (Canada), Inc.(the "Canadian Pension Plan"), (1) not withdraw any assets from the Canadian Pension Plan other than to pay benefits in accordance with its existing terms, (2) not make any amendment to the Canadian Pension Plan and (3) other than as may be required by Law, make any change to the actuarial assumptions used in determining the actuarial present value of the liabilities of the Canadian Pension Plan;

          (m) Not fail to pay when due any amount owed to a third party, including without limitation, any Taxes, in accordance with the applicable payment terms;

          (n) Not prepay any obligation of the Company other than (i) in the ordinary course of business consistent with past practice or (ii) Indebtedness; and

          (o) Not enter into a Contract to do any of the foregoing (other than as may be required by Section 3.5(a) or 3.5(b).

For purposes of this Agreement, "Intellectual Property" means all patents and trademarks and all material trade names, service marks and registered copyrights, and registrations and applications therefor, used or held for use in the conduct of the Business.

         3.6. Satisfaction of Conditions. Without limiting the generality or effect of any provision of Section 3.3, 3.4 or 3.9 or Article IV, prior to the Closing, each of the parties hereto will use its respective reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

     3.7. Negotiations With Others. From the date hereof until the termination of this Agreement in accordance with its terms or the Closing, Seller and its Affiliates will not, and will cause its and their respective officers, directors, investment bankers, attorneys, accountants and other agents not to:
(i) initiate, solicit (including by way of furnishing information) or accept, any offer or proposal which constitutes, an Alternative Proposal or (ii) in the event of an unsolicited Alternative Proposal, engage in substantive discussions or negotiations, or enter into any Contract, with, or furnish information to, any Person relating to any Alternative Proposal. All such negotiations prior to the date hereof have been terminated. For purposes of this Agreement, "Alternative Proposal" means any proposal or offer from any Person relating to any acquisition or purchase of all or substantially all of the assets or common stock of the Company or any merger, consolidation, business combination or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

     3.8. Certain Additional Covenants. Seller will use its reasonable best efforts to cause the independent accountants that issued the reports relating to the Offering Financial Statements to consent to Purchaser's use of the Offering Financial Statements as may be required by applicable Law in the disclosure documents relating to the financing contemplated by this Agreement or any subsequent financing involving a public offering.

     3.9. Efforts to Consummate. Subject to the terms and conditions herein provided, Seller and Purchaser will use their reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing. Seller will, at its sole expense, cause to be included in the assets and properties of the Company prior to the Closing all assets, properties, permits, authorizations, rights and related obligations which are being used or held for use primarily or exclusively by the Company (whether or not such assets, properties, permits, authorizations, rights and related obligations are presently owned or held by the Company), all on terms and conditions, and pursuant to documentation, reasonably acceptable to Purchaser.

     3.10. Resignations. Prior to the Closing, upon Purchaser's specific request, Seller will cause to resign or to be removed from office such officers and directors of Imperial and each of the Subsidiaries whose full-time employment is not in the Business.

     3.11. Certain Conditions. Notwithstanding any other provision hereof, in the event that the condition to the Closing set forth in Section 4.2.4 is not satisfied, Purchaser will have no liability or obligation to Seller or any other Person under any provision of, or actual or alleged breach of, this Article III (other than Section 3.1(b) or 3.2), the parties hereby expressly acknowledging and agreeing that Purchaser will have no liability or obligation hereunder if the Borden Recap shall not have been consummated.

     3.12. Certain Pre-Closing Transactions. Prior to the Closing, Seller will cause Imperial to Transfer to C&A Canada the Imperial-Owned Imperial Canada Shares for $1.00 and will cause the Imperial Canada Liquidation to be effected with the result described in the recitals to this Agreement; such Transfer and Imperial Canada Liquidation will be deemed not to constitute a breach of any representation, warranty or covenant herein.

                                 IV. THE CLOSING

     4.1. Conditions Precedent to Obligations of Purchaser and Seller. The obligations of Purchaser and Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the conditions that there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that prohibits the Closing and the waiting period (and any extension thereof) applicable to the Imperial Canada Business Acquisition and the purchase and sale of the Imperial Shares contemplated hereby under the HSR Act shall have lapsed or been terminated. The foregoing conditions may be waived (i) insofar as it is a condition to the obligations of Purchaser, by Purchaser at its option and (ii) insofar as it is a condition to the obligations of Seller, by Seller at its option.

     4.2. Additional Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

     4.2.1. No Material Breach. There shall have been no material breach by Seller in the performance of any of the covenants herein to be performed by it in whole or in part prior to the Closing.

     4.2.2. Transfer Documents, Etc. Seller shall have delivered or caused to be delivered to Purchaser the certificates representing the Imperial Shares, and certificates representing all shares of capital stock of the Subsidiaries, which certificates shall have been duly endorsed for transfer or accompanied by duly executed stock powers, with (if applicable) any required tax stamps affixed thereto and a Bill of Sale and other transfer documents for the C&A Imperial Canada Assets, including without limitation, a deed of sale for the owned real property included in the C&A Imperial Canada Assets, in a form reasonably acceptable to Purchaser.

     4.2.3. Other Documents. Seller shall have duly executed and delivered to Purchaser a Management Services Agreement in substantially the form of Schedule 4.2.3(a) (the "MSA") and a Noncompetition Agreement in substantially the form of
Schedule 4.2.3(b) (the "NCA"), and Seller shall have delivered to Purchaser an opinion of Cravath, Swaine & Moore, counsel to Seller, substantially to the effect set forth in Schedule 4.2.3(c).

     4.2.4. Borden Closing. The conditions to the obligations of Purchaser to consummate the Borden Recap shall have been satisfied or duly waived in accordance with the requirements thereof.

     4.2.5. Material Adverse Change. Since September 26, 1997, there shall not have occurred (a) a Material Adverse Effect or (b) any event which could reasonably be expected to have a Material Adverse Effect.

     4.2.6. No Litigation. There shall not be pending or threatened any litigation seeking to enjoin this Agreement or the transactions contemplated hereby or the Borden Recap or seeking substantial damages as a result thereof.

     4.2.7. Certain Approvals. All filings and approvals specified in Schedule
2.1.3 shall have been made or obtained and shall be in full force and effect.

     4.2.8. Release of Liens. Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser of the release and termination of all Liens in respect of Indebtedness and any guarantees of indebtedness of Seller or any Post-Closing Affiliate.

     4.2.9. Evidence of Imperial Canada Liquidation. Seller shall have furnished to Purchaser evidence reasonably satisfactory to Purchaser that the Imperial Canada Liquidation has been effected and that, as a result of the Imperial Canada Liquidation, C&A Canada has all right, title and interest in and to the assets of Imperial Canada.

     4.3. Additional Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Seller:

     4.3.1. No Material Breach. There shall have been no material breach by Purchaser in the performance of any of the covenants herein to be performed by it in whole or in part prior to the Closing.

     4.3.2. Closing Payment. Purchaser shall have delivered the Closing Payment to Seller in the manner specified in Section 1.2.

     4.3.3. Option. Purchaser shall have executed and delivered to Seller an Option Agreement in substantially the form of Exhibit A (the "Option Agreement") under which Seller will have the right (the "Option") to purchase 6.7% of the common stock of BDPH issuable in the Merger calculated as specified in Footnote 1 of Exhibit A at an initial option exercise price (the "Initial Exercise Price") calculated in accordance with Note 2 of Exhibit A and otherwise on the terms set forth in Exhibit A. The Initial Exercise Price will be proportionately increased to the extent that stockholders of Purchaser make any additional contributions to the capital of BDPH to fund any adjustments required by Section
1.3 and the comparable provisions of the Borden Agreement.

     4.3.4. Other Documents. Purchaser shall have caused the Company to have duly executed and delivered to Seller the MSA and the NCA, and Purchaser shall have delivered to Seller an opinion of Jones, Day, Reavis & Pogue, counsel to Purchaser, substantially to the effect set forth in Schedule 4.3.4.

     4.4. The Closing. Subject to the fulfillment or waiver of the conditions precedent specified in Sections 4.1, 4.2 and 4.3, the consummation of the purchase and sale of the Shares contemplated hereby (the "Closing") will take place on December 31, 1997 (or as soon as practicable thereafter as all of the conditions to the Closing set forth in Section 4.3 are satisfied or waived) (the actual date of the Closing, the "Closing Date"). The Closing will take place at 10:00 A.M., Eastern Time, at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York 10022 or at such other time or place or on such date as shall be agreed upon the parties. At the Closing, the parties will execute and deliver such transfer and assumption documentation as may be customary to evidence the Transfer of the C&A Imperial Canada Assets and the assumption of the C&A Imperial Canada Assumed Liabilities, as contemplated herein.

     4.5. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

          (a) By the mutual written consent of Purchaser and Seller; (b) By Purchaser or Seller if the Closing shall not have occurred on or before May 31, 1998 (the "Drop Dead Date");

          (c) By either Purchaser or Seller if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof;

          (d) By Purchaser, in its sole discretion, on December 5, 1997 or, if later, the fifth day following Seller's delivery of the Offering Financial Statements, but neither before nor after such date, if the Offering Financial Statements reflect an adverse difference from the financial information for the first three quarters of fiscal year 1997 previously provided to Purchaser by Imperial in any material respect as determined by Purchaser, which determination will be conclusive for all purposes; or

          (e) By Purchaser, in its sole discretion, by notice given to Seller prior to 5:00 p.m., New York time, on November 5, 1997.

In the event of the termination of this Agreement under this Section 4.5, each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except under Sections 3.1(b), 3.2 and 7.2 or by reason of a breach of any covenant or representation or warranty contained in this Agreement, including without limitation the covenants contained in Sections 3.3, 3.4 and 3.7.


                         V. SURVIVAL AND INDEMNIFICATION

     5.1. Survival of Representations, Warranties and Covenants. (a) Each of the representations and warranties contained in Article II and in the last sentence of Section 6.1.3(a) will survive the Closing and remain in full force and effect until the later of (i) the expiration of the applicable statute of limitations and (ii) the fifth anniversary of the Closing Date, except that the representations and warranties contained in clauses (ii) and (iii) of the first sentence of Section 2.1.3 and Sections 2.1.4, 2.2.2 and 2.2.4 will not survive the Closing. Any claim for indemnification with respect to such matters which is not asserted by a notice given as herein provided specifically identifying the particular breach underlying such claim (whether or not the Indemnifiable Loss has been actually incurred as of the date of such notice) and the facts and Indemnifiable Loss relating thereto (to the extent reasonably determinable as of the date of such notice), within such specified periods of survival may not be pursued and is hereby irrevocably waived.

     (b) The covenants contained in Sections 3.1(b), 3.3(b), 3.4, 3.5(a)(i)-(ii), 3.5(l), 3.5(m), 3.5(n), 3.8 and 3.9 (second sentence only), in this Article V and in Articles I, VI and VII (the "Post-Closing Covenants") will survive the Closing and remain in effect indefinitely unless a specified period is otherwise set forth in this Agreement (in which event such specified period will control). All other covenants contained in this Agreement will terminate, without further action, upon the occurrence of the Closing, with the result that any claim for an alleged breach of any such covenant may not be pursued and is hereby irrevocably waived.

     5.2. Limitations on Liability. (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying

Party" means any person or entity required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all claims, demands, actions, suits or proceedings (by any person or entity, including without limitation any Governmental Entity), settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith or in enforcing the Indemnifying Party's obligations hereunder, losses, liabilities, costs and expenses, reduced by the amount of insurance proceeds actually received from any person or entity that is not an Affiliate of the Indemnitee, and (v) "Third Party Claim" means any claim, demand, action, suit or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

     (b) After the Closing, as between Seller and any Post-Closing Affiliate, on the one hand, and Purchaser, the Purchased Imperial Companies and any Affiliate of either of them, on the other hand, the rights and obligations set forth in this Article V will be the sole and exclusive remedies for breach of this Agreement.

         5.3. Indemnification. (a) Subject to Sections 5.1, 5.2 and 5.4, Seller will indemnify, defend and hold harmless Purchaser and its Affiliates and their respective directors, officers, partners, shareholders, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) (such persons and entities, "Purchaser Indemnitees") from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

          (i) Any breach by Seller of any of the representations or warranties of Seller contained in this Agreement;

          (ii) Any breach by Seller of any Post-Closing Covenant of Seller contained in this Agreement;

          (iii) Any controlled group liability under (A) Title IV of ERISA, (B)
     Section 302 of ERISA, (C) Sections 412 and 4971 of the Internal Revenue Code of 1986, as amended (the "Code"), (D) continuation coverage requirements of Sections 601, et seq. of ERISA and Section 4980B of the Code, and (E) corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, Employees or Former Employees;

          (iv) All Indemnifiable Losses incurred by any Purchaser Indemnitee by reason of any liability or obligation of Seller or any of its Post-Closing Affiliates that does not solely arise out of the Business or the Company; and

          (v) The assertion against Purchaser or any of its Affiliates of any liability or obligation of Imperial Canada or C&A Canada that is not a C&A Imperial Canada Assumed Liability.

     (b) Subject to Sections 5.1, 5.2 and 5.4, Purchaser will, and, if the Closing occurs, Imperial, jointly and severally with Purchaser will, indemnify, defend and hold harmless Seller and each Post-Closing Affiliate and their respective directors, officers, partners, shareholders, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) (such persons and entities, "Seller Indemnitees") from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

          (i) Any breach by Purchaser of any of the representations or warranties of Purchaser contained in this Agreement;

          (ii) Any breach by Purchaser of any Post-Closing Covenant of Purchaser contained in this Agreement;

          (iii) The Assumed Push-Down Liabilities;

          (iv) All Indemnifiable Losses incurred by any Seller Indemnitee by reason of any liability or obligation of the Company that solely arises out of the Business or the operations of the Company, provided, however, that this Section 5.3(b)(iv) will not apply to any matter for which Purchaser is entitled to indemnification under Section 5.3(a); and

          (v) The assertion against Seller or any of its Post-Closing Affiliates of any C&A Imperial Canada Assumed Liability.

     5.4. Defense of Claims. (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such written notice of such Third Party Claim. Such notice by the Indemnitee will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

         (b) If, within ten calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 5.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 5.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnitee or does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer.

     (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim. Such notice by the Indemnitee will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

     (d) A failure to give timely notice or to include any specified information in any notice as provided in Sections 5.4(a), 5.4(b) or 5.4(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

     (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment to the Indemnitee, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, rebate or other payment by or against any other person or entity, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third person or entity that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third person or entity on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third person or entity. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                        VI. OTHER POST-CLOSING COVENANTS

     6.1. Personnel Matters.

     6.1.1. Employees and Employee Benefit Plans. (a) Purchaser and Imperial, jointly and severally, will indemnify Seller and each of its Affiliates for any Indemnifiable Loss relating to, resulting from or arising out of any change by Purchaser or any of its affiliates, including the Company, in employee plan benefits or levels of compensation following the Closing Date from those existing on the Closing Date or any liability or obligation to any Employee in the event that Purchaser or any of its affiliates, including the Company, terminates the employment of any person who is an Employee as of the Closing Date. Subject to Section 6.1.4, effective as of the Closing Date, Purchaser will, or will cause one of its Affiliates to, offer employment to each person employed as of the Closing Date by C&A Canada that would have been employed by Imperial Canada but for the Imperial Canada Liquidation ("Imperial Canada Employees").

     (b) Purchaser agrees that, under any employee benefit plan made available or established after the Closing, Employees will receive credit for their years of service with Seller, any Post-Closing Affiliate or the Company prior to the Closing in determining eligibility and vesting thereunder, and in determining the amount of benefits under any applicable sick leave, vacation or severance plan. Purchaser will, or will cause one of its Affiliates to, cover Employees and Former Employees as of the Closing under a group health plan and waive any preexisting condition limitations applicable to Employees under any group health plan made available to Employees to the extent that an Employee's condition would not have operated as a preexisting condition limitation under any applicable group health plan prior to the Closing, and Purchaser will, or will cause one of its Affiliates to, take all action necessary to ensure that Employees and Former Employees are given full credit for all co-payments and deductibles incurred under any group health plan for the plan year that includes the Closing Date.

     (c) For purposes of this Agreement, the term "Employee Plan" means each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material plan, program, agreement or arrangement, whether or not subject to ERISA, that (i) provides benefits for Employees or Former Employees and (ii) is maintained by Seller, any Post-Closing Affiliate or the Company or to which Seller, any Post-Closing Affiliate or the Company contributes or is obligated to contribute, or under which Seller, any Post-Closing Affiliate or the Company is liable in respect of Employees or Former Employees. As used in this Agreement, (A) the term "Employee" means each person (if any) listed or described as such on
Schedule 6.1.1 and each person who is an Imperial Canada Employee or is employed by the Company as of the Closing(Seller hereby covenanting that no such person will be so employed who also works for Seller or any Post-Closing Affiliate) and
(B) the term "Former Employee" means any person formerly so employed by the Company in the conduct of the Business but does not include person who became an employee of Seller (or any entity that is or was an Affiliate of Seller) following the termination of their employment with the Company. The terms "Employee" and "Former Employee" will include, where an Employee Plan provides benefits for beneficiaries or dependents, the beneficiaries and dependents of an Employee or Former Employee.

     6.1.2. Assumption of Obligations. (a) Effective as of the Closing, Purchaser will cause the Company to assume and be solely responsible for all liabilities and obligations of any of Seller and each Post-Closing Affiliate arising at any time and relating to the employment or termination of employment of any Employee or Former Employee, except to the extent that any of such liabilities or obligations are expressly retained by any Seller or any Post-Closing Affiliate pursuant to this Section 6.1. Notwithstanding the foregoing but subject to the provisions of Section 6.1.1, Seller will retain and be solely responsible for all liabilities and obligations relating to or arising out of the deemed termination of any Imperial Canada Employee arising solely by virtue of the fact that the Imperial Canada Business Transaction is in the form of a sale to Purchaser of assets rather than the capital stock of Imperial Canada.

     (b) Except as provided in Section 6.1.3, effective as of the Closing, Purchaser will cause the Company to, assume and be solely responsible for all liabilities and obligations of Seller or any Post-Closing Affiliate with respect to Employees and Former Employees under any Employee Plan and Seller and each Post-Closing Affiliate will be relieved of all liabilities and obligations with respect to such Employee Plans. The liabilities and obligations assumed by Purchaser and all of its Affiliates pursuant to this Section 6.1.2(b) include without limitation (i) any liability or obligation relating to (x) short-term and long-term disability benefits, (y) group medical benefits, and (z) retiree health and life insurance benefits; including in each case any claims for disability, medical, health and life insurance benefits incurred prior to the Closing; and (ii) any liability or obligation to provide such Employees and Former Employees and their qualified beneficiaries with continuation coverage (within the meaning of Section 4980B(f)(2) of the Code) under each Employee Plan that is a group health plan, and any liability or obligation relating to such coverage, including without limitation any liability or obligation to provide such Employees and Former Employees with the notice required under Section 4980B(f)(6) of the Code with respect to qualifying events that occur as a result of the Transfer of the Assets. Notwithstanding the foregoing, neither Purchaser nor any of its Affiliates will assume any liabilities or obligations with respect to Seller's cafeteria plan arrangement arising out of any failure of Seller to set forth the terms of such plan in a written plan document.

     (c) Purchaser and Seller will, and Seller will cause C&A Canada to, take all steps (i) as are necessary (including obtaining all required governmental or third party consents) to effect the assumption by Purchaser or one of Purchaser's Affiliates of the Employee Benefit Plans (other than the plans referred to in Section 6.1.3) maintained or sponsored by Imperial Canada prior to the Imperial Canada Liquidation and the collective bargaining agreements covering Employees employed by Imperial Canada prior to the Imperial Canada Liquidation and (ii) as are reasonably calculated to ensure that Purchaser or its Affiliate assuming such plans and collective bargaining agreements do not incur any obligations or liabilities with respect to such plans and agreements that are greater than, or in addition to, C&A Canada's obligations or liabilities as successor to Imperial Canada's obligations or liabilities under the terms of such plans and agreements as of the Closing Date.

     6.1.3. Retirement Plans. (a) As of the Closing, Seller will cause Employees to fully vest in their accrued benefits under the Collins & Aikman Corporation Employees' Profit Sharing and Personal Savings Plan (the "Savings Plan") and the Collins & Aikman Corporation Employees' Pension Account Plan (the "Pension Plan" and, together with the Savings Plan, the "Retirement Plans"). Except as provided in Section 6.1.3(b), neither Purchaser nor any of its Affiliates will assume any liabilities or obligations with respect to the Retirement Plans, which will be retained by Seller. As soon as practicable after the Closing, to the extent permitted by Law and the terms of the Pension Plan, Seller will permit distributions to Employees of their accrued benefits under the Pension Plan. Purchaser will, or will cause one of its Affiliates to, take all action necessary to cause one or more qualified retirement plans maintained by Purchaser or any one of its Affiliates to accept an eligible rollover distribution (within the meaning of Section 402(f)(2) of the Code) of the amounts distributed from the Pension Plan to each Employee who shall become an employee of Purchaser's affiliated group and a rollover contribution (within the meaning of Section 408(d)(3) of the Code) with respect to such amounts. To the extent distributions from the Pension Plan are not permitted under Law, Purchaser and Seller will take such mutually agreed upon action with respect to Employees' benefits, whether that be a spin-off, trustee-to-trustee transfer to a plan maintained by Purchaser or any of its Affiliates, or retention in the Pension Plan for eventual distribution pursuant to the terms of such plan. All distributions under the Pension Plan will satisfy all requirements for funding as are required by Law giving effect to the transactions contemplated by this Agreement. Seller represents and warrants that distributions to Employees as contemplated by this Section 6.1.3 are permitted by the terms of the Pension Plan.

     (b) As soon as reasonably practicable following the Closing, Seller will cause the trustee of the Savings Plan to transfer the account balances of Employees and Former Employees to the trustee of a qualified defined contribution plan maintained by Purchaser or any one of its Affiliates ("Purchaser's Plan"). Such transferred account balances will be made in cash except to the extent any portion of an account balance represents a participant loan, in which case the participant's loan obligation will be transferred to the trustee of Purchaser's Plan. The assets transferred from the Savings Plan to Purchaser's Plan will be equal to the account balances of the transferring Employees and Former Employees as of the valuation date immediately preceding the date of transfer. No transfer of assets to Purchaser's Plan will occur until Purchaser and Seller have received such assurances as are reasonable that the applicable provisions of the Code have been satisfied. Purchaser will take such action as may be necessary to cause Purchaser's Plan to provide each such Employee and Former Employee after the transfer with an initial account balance that is at least equal to the account balance transferred with respect to such Employee and Former Employee from the Savings Plan, and to provide all benefits protected by law, including optional forms of benefit.

     (c) Purchaser and Seller will, and Seller will cause Imperial Canada to, take all steps as are necessary or reasonably requested by Purchaser, to transfer the sponsorship of the Canadian Pension Plan to Purchaser, or one of Purchaser's Affiliates (including obtaining all required governmental and third party consents). To the extent such a transfer is not permitted by the terms of the Canadian Pension Plan or applicable Law, Seller and Purchaser will permit distributions or make other arrangements in the same manner as contemplated with respect to Pension Plan by the third and fourth sentences of Section 6.1.3(a), subject to applicable law.

     6.1.4. Employment and Plan Amendments or Terminations. Except as provided in Section 6.1.1, no provision of this Section 6.1 will limit Purchaser's or any of its Affiliates' right and authority to discontinue, suspend or modify the employment of any Employee or benefits provided to any or all Employees or Former Employees after the Closing; provided, however, that in the event of any such discontinuance, suspension or modification Purchaser will, or will cause one of its Affiliates to, remain liable for all Employee Plan and other employee benefit liabilities or obligations assumed pursuant to this Agreement and will indemnify, defend and hold harmless Seller, each Post-Closing Affiliate and their respective directors, officers, partners, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses they may suffer or incur as a result thereof. Neither Seller nor any Post-Closing Affiliate will be liable for any liability or obligation that may arise from the amendment or termination by Purchaser or any of its Affiliates of any employee benefit plan assumed, established or continued by Purchaser or any of its Affiliates under this Section 6.1.

     6.1.5. Transitional Matters. Each of Seller and Purchaser will use its respective reasonable efforts to cooperate to (a) transfer to Purchaser or any of its Affiliates any insurance and administrative services contracts that Purchaser wishes to continue with respect to any Employee Plan that Purchaser or any of its Affiliates is assuming or continuing pursuant to this Agreement and (b) cause any insurance carrier administering workers' compensation and other employee benefit liabilities or obligations assumed by Purchaser or any of its Affiliates to deal directly with Purchaser or such Affiliate.

     6.1.6. Employee Information. Each of Seller and Purchaser will provide the other, in a timely manner, any information with respect to any Employee's or Former Employee's employment with and compensation from Seller, any Post-Closing Affiliate or Purchaser or any of its Affiliates, as the case may be, or rights or benefits under any employee benefit plan which the other party hereto may reasonably request.

     6.2. General Post-Closing Matters.

     6.2.1. Post-Closing Notifications. Purchaser and Seller will, and each will cause its respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment, control or other Law of any Governmental Entity having jurisdiction over the Business.

     6.2.2. Access. (a) On the Closing Date, or as soon thereafter as practicable, and in no event later than 30 calendar days after the Closing Date, Seller will deliver or cause to be delivered to Purchaser all original agreements, documents, books, records, including without limitation Employee records and records relating to obligations of the Company to Employees under Employee Plans retained or assumed by Purchaser or the Company hereunder, and files primarily relating to the Business or the Company (collectively, "Records") in the possession of Seller or any Post-Closing Affiliate to the extent not in the possession of the Company or Purchaser, subject to the following exceptions:

               (i) Purchaser recognizes that certain Records may contain only incidental information relating to the Company or may primarily relate to Seller or any Post-Closing Affiliate, or the businesses of Seller or any Post-Closing Affiliate other than the Business, and Seller and its Post-Closing Affiliates may retain such Records and Seller may deliver appropriately excised copies of such Records; and

               (ii) Seller and each Post-Closing Affiliate may retain any Tax Returns so long as true and complete copies of the portions thereof relating to the Business are delivered to

          Purchaser at or before the Closing or made available to Purchaser following the Closing.

After the Closing, each party will, and will cause its Affiliates to, retain all Records (except those Records referred to in Section 6.2.2(a)(i) and (ii)) required to be retained pursuant to obligations imposed by any applicable Law. Except as provided in the immediately preceding sentence, each party will, and will cause its Affiliates to, retain all Records for a period of seven years after the Closing Date. After the end of such seven-year period, before disposing, or permitting its Affiliates to dispose, of any such Records, each party will, and will cause its Affiliates to, give notice to such effect to the other party and give the other party at its cost and expense an opportunity to remove and retain all or any part of such Records as the other party may elect.

     (b) After the Closing, upon reasonable notice, each party hereto will give, or cause to be given, to the representatives, employees, counsel and accountants of the other parties hereto access, during normal business hours, to Records relating to periods prior to or including the Closing, and will permit such persons to examine and copy such Records to the extent reasonably requested by the other party in connection with tax and financial reporting matters (including, without limitation, any Tax Return relating to state or local real property transfer or gains taxes), audits, legal proceedings, governmental investigations and other business purposes and to make inquiries relating thereto of the relevant personnel; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information (except to the extent required for purposes of defending or prosecuting any third party lawsuits or administrative or other adjudicative proceedings ("Legal Proceedings")). Each party will, and will cause its respective Affiliates controlled by it to, provide or make available to the other and the other's respective Affiliates access to employees of Purchaser and the Company for the purposes of, and with the limitations described in, the preceding sentence (including without limitation for the purpose of providing, and preparing to provide, testimony in connection with third party Legal Proceedings).

     6.2.3. Certain Tax Matters. (a) Seller will prepare and file or cause to be prepared and filed all Income Tax Returns for the Purchased Imperial Companies required to be filed with the appropriate foreign, United States, state and local taxing authorities for any taxable period that ends on or before the Closing Date (each a "Pre-Closing Tax Period"). Seller will prepare and, if required to do so by applicable Law, deliver to Purchaser for signing and filing any Income Tax Returns of the Purchased Imperial Companies with respect to any Pre-Closing Tax Period (including any short period) that have not been filed prior to the Closing Date. Seller will pay all Taxes required to be paid with respect to such Tax Returns. Seller will prepare and file or cause to be prepared and filed all Income Tax Returns for Imperial Canada and will pay all Income Taxes required to be paid with respect to such Tax Returns.

     (b) Except as otherwise provided in Section 6.2.3(a) or Section 6.2.3(c), Purchaser will prepare and file or cause to be prepared and filed all Tax Returns for the Purchased Imperial Companies that are required to be filed with the appropriate United States, state, local and foreign taxing authorities for all periods as to which such Tax Returns are due after the Closing Date (taking into account all extensions of due dates). Subject to Section 6.2.3(r) and
Section 6.2.3(v), Purchaser will pay or cause to be paid all Taxes required to be paid with respect to such Tax Returns.

     (c) With respect to any taxable period that would otherwise include but not end on the Closing Date, to the extent permissible pursuant to applicable Law, Seller will, and Purchaser will cause the Purchased Imperial Companies and Imperial Canada to, insofar as possible, (i) take all steps as are or may be reasonably necessary, including without limitation the filing of elections or returns with applicable taxing authorities, to cause such period to end on the Closing Date or (ii) if clause (i) is inapplicable, report (insofar as possible) the operations of the Purchased Imperial Companies only for the portion of such period ending on the Closing Date in a combined, consolidated or unitary Tax Return filed by Seller or a Post-Closing Affiliate, and report the operations of Imperial Canada only for the portion of such period ending at the close of business on the Closing Date, notwithstanding that such taxable period does not end on the Closing Date. If clause (ii) applies to a taxable period of the Purchased Imperial Companies, the portion of such taxable period included in such return filed by Seller will be treated as a Pre-Closing Tax Period described in Section 6.2.3(a) and Purchaser will not be responsible for filing such return for such portion of such year pursuant to Section 6.2.3(b), provided that the foregoing will not relieve

Purchaser of its obligation under Section 6.2.3(b) to file a Tax Return reporting the operations of the Purchased Imperial Companies for the portion of such taxable period beginning after the Closing Date. If it is not possible for a Tax Return to be filed for Non-Income Taxes that reports the operations of Imperial Canada only for the period ending at the close of business on the Closing Date, the parties shall cooperate in preparing a return for the whole taxable period.

     (d) Purchaser will prepare and deliver, or will cause to be prepared and delivered, within 60 calendar days of receipt of Seller's request therefor, to Seller, Seller's standard international, federal and state Income Tax Return data gathering packages relating to the Purchased Imperial Companies, and Seller's standard Tax Return data gathering packages relating to the Non-Income Taxes of Imperial Canada (if appropriate pursuant to Section 6.2.3(c)). Such packages will be prepared on a basis consistent with the prior year's Income Tax or Non-Income Tax (if appropriate) Returns. In addition to providing such packages to Seller, Purchaser will promptly provide or cause to be provided to Seller such other information as Seller may reasonably request in order for the operations of the Company to be properly reported in such Income Tax or Non-Income Tax(if appropriate) Returns.

     (e) Seller will indemnify, defend and hold harmless Purchaser and each of its Affiliates from and against any and all liability for any taxable period as a result of Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) for Income Taxes of any corporation, other than the Purchased Imperial Companies which is or has been affiliated with Seller or Collins & Aikman Corporation, a Delaware corporation ("C&A Corp.").

     (f) Purchaser is eligible to and will make a timely and effective election under Section 338(g) of the Code (and any comparable provision of state or local law) with respect to the purchase of the Imperial Shares hereunder. Both Seller and Purchaser are eligible to, and Purchaser will make and Seller will cause C&A Corp. to make, a timely and effective election under Section 338(h)(10) of the Code (and any comparable provision of state or local law) with respect to such purchase (the "Section 338(h)(10) Election").

     (g) At the Closing, Purchaser will deliver to Seller a completed Internal Revenue Service Form 8023A, and the required schedules thereto ("Form 8023A"), providing for the Section

338(h)(10) Election. Provided that the information on such Form 8023A is, in the reasonable determination of Seller, correct and complete in all material respects, Seller will, at the Closing, execute and deliver such Form 8023A to Purchaser. If any changes or supplements are required to the Form 8023A as a result of any information that is first available after the Closing, Seller and Purchaser will promptly agree upon and make such changes. Purchaser and Seller (or C&A Corp.) will timely file the Form 8023A, and any required supplements thereto, and will provide written evidence to the other that it has done so.

     (h) Purchaser and Seller agree that neither of them will take, or permit their Affiliates to take, any action to modify or revoke the elections contained in or the content of any Form 8023A without the express written consent of the other party.

     (i) Seller will pay and indemnify and hold Purchaser and Imperial harmless from (i) any and all Taxes arising from the Section 338(h)(10) Election and (ii) any Tax liability, cost or expense arising out of the failure to pay such Tax. Seller will also pay any state or local Tax (and indemnify and hold Purchaser and the Purchased Imperial Companies harmless against any Tax liability, cost or expense arising out of any failure to pay such Tax) attributable to any election under state or local law comparable to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to Purchaser's acquisition of the Purchased Imperial Companies.

     (j) Purchaser and Seller agree to report transactions under this Agreement consistent with the Section 338(h)(10) Election and will take no position contrary thereto unless required to do so pursuant to a final determination by any Taxing authority or judicial proceeding.

     (k) Seller will cause any tax sharing agreements between the Company and Seller or any other Post-Closing Affiliate to be terminated, effective as of the Closing Date, to the extent that any such agreement relates to the Company.

     (l) Purchaser and Seller agree that for purposes of all Tax Returns and other appropriate documents, (i) $10 million of the Purchase Price will be allocated to the Imperial Canada Business Acquisition, (ii) the balance of the Purchase Price and the liabilities of the Purchased Imperial Companies (plus other relevant items) will be allocated to the assets of the Purchased Imperial Companies (with the Option deemed for this purpose to be valued at $6 million) in a manner consistent with the purchase price allocation to be determined by the parties in accordance with Treasury Regulation Section 1.338(h)(10)-1, and (iii) the sum of $10 million and the C&A Imperial Assumed Liabilities will be allocated among the C&A Imperial Canada Assets as follows:
(A) Purchaser will propose such an allocation and (B) if Seller disagrees in good faith, after consultation with its Canadian tax advisors, with Purchaser's proposed allocation, Purchaser, Seller and their respective Canadian tax advisors will negotiate to determine such an allocation based on the principle that Purchaser's proposed allocation will be used to the maximum extent permitted by Canadian tax law. Such allocation as finally determined will be evidenced by a writing signed by Seller and Purchaser. The parties agree that, if requested by Seller, the parties will make any election under Canadian tax law necessary to permit C&A Canada or Imperial Canada to treat any loss on accounts receivable as an ordinary loss unless Purchaser determines in its sole discretion that such election could have a negative impact on Purchaser or any of its Affiliates.

     (m) On or before the Closing Date, Seller agrees to provide Purchaser and the Company with all required clearance certificates or similar documents that may be required by any state, local or other Taxing authority in order, to the extent allowed, to relieve Purchaser of any obligation to withhold any portion of the Purchase Price. If necessary to avoid sales or use Taxes, Seller will, to the extent allowed, provide Purchaser with all appropriate state and local resale certificates.

     (n) Seller will furnish to Purchaser on or before the Closing Date a certification of Seller's non-foreign status as set forth in Treasury Regulation
Section 1.1445-2(b).

     (o) Seller, Purchaser and the Company will reasonably cooperate with each other in connection with the preparation and filing of all Tax Returns or any audit examinations for any period, including without limitation the timely furnishing or making available of records, books of account and any other information necessary for the preparation of the Tax Returns.

     (p) (i) With respect to any Income Tax Return of the Purchased Imperial Companies for a Pre-Closing Tax Period and any Income Tax Return of Imperial Canada for any tax period, Seller and its duly appointed representatives will have the sole right, at its or their expense, to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claims for refund; notwithstanding the foregoing, without the express written consent of Purchaser or Imperial, which consent will not be unreasonably withheld or delayed, Seller will not file any amended Tax Return, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, if such action could have the effect of increasing the Tax liabilities of the Purchased Imperial Companies or Purchaser.

     (ii) With respect to any other Tax Return of C&A Imperial Canada or the Purchased Imperial Companies, Purchaser, the Purchased Imperial Companies and their duly appointed representatives will have the sole right, at the expense of Purchaser or the Purchased Imperial Companies, to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claims for refund; notwithstanding the foregoing, without the express written consent of Seller, which consent will not be unreasonably withheld or delayed, neither Purchaser nor the Purchased Imperial Companies will file any amended Tax Return, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, if such action could have the effect of increasing the Tax liabilities of Seller or any Post-Closing Affiliate.

     (iii) Each party hereto will notify the other within 30 calendar days (unless action is required sooner, then as soon as practicable) of the assertion of any claim or the commencement of any suit, action, proceeding, investigation or audit with respect to the operations of the Company that is the subject of this Section 6.2.3(p), and will provide the other copies (subject to deletion of nonrelevant information) of all correspondence relating to such contest.

     (q) (i) "Income Tax" or "Income Taxes" means all Taxes imposed on, measured by or which require reference to, net or taxable income (including any income, franchise, estimated, alternative, minimum, add-on minimum or other Tax imposed on, measured by or which require reference to, net or taxable income), together with interest and penalties thereon and estimated payments thereof, (ii) "Taxes" means all federal, state, local, foreign and other taxes (including without limitation income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, social security, employment, unemployment compensation, payroll-related and property taxes, alternative minimum, estimated stamp, value added, windfall profits, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or additional amounts, interest and penalties with respect thereto (such term shall also include any "Taxes" as to which the Company is liable as a successor or transferee or pursuant to a contractual obligation), (iii) "Non-Income Taxes" means all Taxes that are not Income Taxes, and (iv) "Tax Returns" means all returns, reports or information returns or statements relating to Taxes as are required to be filed with any United States, state, local and foreign taxing authorities.

     (r) Seller will defend, indemnify and hold harmless Purchaser and the Purchased Imperial Companies and their respective directors, officers, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) from and against any breach of a covenant contained in this Section 6.2.3 and against the following Taxes and, except as otherwise provided in Section 6.2.3(s), against any loss, damage, liability, or expense, including reasonable fees for attorneys and consultants, incurred in contesting or otherwise in connection with any such Taxes and in enforcing their rights under this Section 6.2.3: (i) all Income Taxes imposed on the Purchased Imperial Companies with respect to taxable periods ending before or on the Closing Date, (ii) all Income Taxes of Imperial Canada with respect to any Tax period, (iii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Income Taxes imposed on the Purchased Imperial Companies that are allocable, pursuant to Section 6.2.3(s), to the portion of such period ending on the Closing Date, (iv) all Non-Income Taxes of Imperial Canada that arise or accrue after the close of business on the Closing Date, and (v) all Canadian Non-Income Taxes arising out of or related to the pre-Closing transfer pricing practices of Seller and its Affiliates.

     (s) Purchaser will, and, if the Closing occurs, Imperial jointly and severally with Purchaser will, indemnify, defend and hold harmless Seller, each Post-Closing Affiliate and their respective directors, officers, partners, employees, agents and representatives (including, without limitation, any predecessor to any of the foregoing) from and against (i) all Income Taxes imposed on the Purchased Imperial Companies with respect to taxable periods beginning after the Closing Date and, with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Income Taxes imposed on the Purchased Imperial Companies that are allocable, pursuant to Section 6.2.3(t), to the portion of such period beginning after the Closing Date, (ii) all Income Taxes relating to or arising out of the operation by Purchaser or any of its Affiliates of the business of Imperial Canada after the Closing Date, (iii) all Non-Income Taxes of the Purchased Imperial Companies with respect to any Tax period and Non-Income Taxes of Imperial Canada that arise or accrue through the close of business on the Closing Date, in each case other than sales and transfer Taxes which are Seller's responsibility pursuant to Section 6.2.3(v) and Taxes which are Seller's responsibility pursuant to Section 6.2.3(r)(v), and (iv) any loss, damage, liability, or expense, including reasonable fees for attorneys and consultants, incurred in contesting or otherwise in connection with any such Taxes and in enforcing their rights under this Section 6.2.3.

     (t) In the case of Income Taxes of the Purchased Imperial Companies and Non-Income Taxes of Imperial Canada that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date or, in the case of Non-Income Taxes of Imperial Canada, at the close of business on the Closing Date, will be deemed equal to the amount that would be payable if the taxable year ended immediately prior to the Closing Date (including the taxable years of organizations in which the Company owns a partnership interest or equity interest) (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes). The portion of Tax allocable to the portion of the period ending on the Closing Date shall be computed on a per diem basis in the case of Taxes that are neither (x) Income Taxes nor (y) imposed in connection with any sale or other transfer or assignment of property, real or personal, tangible or intangible.

     (u) Any Tax refund (or comparable benefit resulting from a reduction in Tax liability) for a period ending on or before the Closing Date arising out of the carryback of a loss or credit incurred by the Purchased Imperial Companies in a taxable period (or allocable portion thereof) ending after the Closing Date will be the property of Purchaser and, if received by Seller or any Post-Closing Affiliate will be paid over promptly to Purchaser (including any interest received from or credited thereon by the applicable taxing authority). Any other Income Tax refund for a period ending on or before the Closing Date or for the allocable portion of a period including the Closing Date will be the property of Seller. Purchaser will pay or cause the Company to pay to Seller all refunds or credits of Taxes (including any interest received from or credited thereon by the applicable taxing authority) received by Purchaser or any of its Affiliates after the Closing Date and attributable to Income Taxes paid by the Purchased Imperial Companies or any other Post-Closing Affiliate with respect to a Pre-Closing Tax Period or by Seller. Such payment will be made to Seller promptly after receipt of any such refund from, or allowance of such credit by, the relevant taxing authority. In all other events, any Tax refund will be the property of the Purchased Imperial Companies and paid to the Purchased Imperial Companies.

     (v) Seller and Purchaser will each pay one-half of all sales and transfer Taxes, if any, which may be payable with respect to the consummation of the transactions contemplated by this Agreement, including any and all sales, transfer, recording and other Taxes arising from the Imperial Canada Business Acquisition being effected in the form of a purchase and sale of assets rather than a stock acquisition, and to the extent any exemptions from such Taxes are available Seller and Purchaser will cooperate to prepare any certificates or other documents necessary to claim such exemptions.

     6.2.4. Insurance. With respect to any loss, liability or damage suffered by Purchased Imperial Companies after the Closing Date relating to, resulting from or arising out of the conduct of the Business prior to the Closing Date or included in the C&A Imperial Canada Assumed Liabilities, for which Seller or any Post-Closing Affiliate would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance maintained by Seller or a Post-Closing Affiliate or for the benefit of Seller or the Company, in respect of the Business, products, employees or the Company ("Insurance"), at the request of Purchaser, Seller will use its reasonable efforts to assert, or to assist Purchaser or the Purchased Imperial Companies to assert, one or more claims under such Insurance covering such loss, liability or damage if Purchaser or any of the Purchased Imperial Companies is not itself entitled to assert such claim, provided that all of Seller's and any Post-Closing Affiliate's out-of-pocket costs and expenses incurred in connection with the foregoing, including without limitation any liability, obligation or expense referred to in the last sentence of this Section 6.2.4, are promptly reimbursed by Purchaser. Seller will be deemed, solely for the purpose of asserting claims for Insurance pursuant to the immediately preceding sentence, to have assumed or retained liability for such loss, liability or damage to the extent of the policy limits of the applicable policy of Insurance; provided, however, that (a) Purchaser's obligations under Section 5.3(b) will not be affected by the provisions of this Section 6.2.4 and (b) with respect to any claim made at the request of Purchaser or the Purchased Imperial Companies by Seller or any Seller Affiliate under any Insurance pursuant to this Section 6.2.4, Purchaser will indemnify, defend and hold harmless Seller and each Post-Closing Affiliate and their respective directors, officers, partners, employees, agents and representatives (including without limitation any predecessor or successor of any of the foregoing) from and against any Indemnifiable Loss relating to, resulting from or arising out of any deductible, policy limit, obligation, indemnity, reinsurance due to the liquidation or insolvency of the reinsurer, self-insurance retention, premium adjustments resulting from claims made at the request of Purchaser or the Purchased Imperial Companies under this Section 6.2.4 or other like arrangement by which any such entity retains any liability or obligation under any such policy of Insurance or otherwise.

     6.2.5. Receivables. As of the Closing, Seller will terminate any agreements to which Imperial or any of the Subsidiaries is a party that is related to the accounts receivables facility operated by a finance subsidiary of Seller for its affiliates and Seller will indemnify, defend and hold harmless the Company or Purchaser for any Indemnifiable Loss arising out of the Company's prior participation in this facility or performance under such agreements, provided, however, that the foregoing indemnity obligation will not apply to any loss on the sale of receivables prior to the Closing Date or the collection (or failure to collect) the receivables. Seller hereby agrees that all monies (regardless of any prior discount or loss on sale) collected after the Closing by Seller or any Post-Closing Affiliate with respect to receivables attributable to the Company will be paid to the Company within three business days of Seller's or Post-Closing Affiliate's receipt thereof.

     6.2.6. Surety Obligations. (a) From and after the Closing, Purchaser will, and will cause the Company to, use reasonable efforts to obtain and have issued replacements for any guarantee, performance bond, letter of credit or other agreement guaranteeing or securing liabilities and obligations (including without limitation in respect of operating or other leases and the surety bonds listed on Schedule 6.2.6) (collectively, "Surety Obligations") relating to the Business or the Company under which Seller or any Post-Closing Affiliate has any liability to a third party and to obtain any amendments, novations, releases, waivers, consents or approvals necessary to release Seller and each Post-Closing Affiliate to such Surety Obligations from all liability thereunder relating to the Business or the Company, in each case as promptly as practicable. In the event and for the period that Purchaser and the Company fail to obtain any such replacement, amendment, novation, release, waiver, consent or approval, without limiting the generality of Section 5.3(b), Purchaser will indemnify, defend, and hold harmless Seller and each Post-Closing Affiliate and their respective directors, officers, partners, employees, agents and representatives (including without limitation the predecessors or successors of any of the foregoing) from and against any Indemnifiable Loss relating to, resulting from or arising out of any such failure by Purchaser or the Company.

     (b) From and after the Closing, Seller will use reasonable efforts to obtain and have issued replacements for any Surety Obligations relating to any business other than the Business or any Post-Closing Affiliate or under which the Company has any liability to a third party and to obtain any amendments, novations, releases, waivers, consents or approvals necessary to release the Company from all liability thereunder relating to any business other than the Business or any Post-Closing Affiliate, in each case as promptly as practicable. In the event and for the period that Seller fails to obtain any such replacement, amendment, novation, release, waiver, consent or approval, without limiting the generality of Section 5.3(a), Seller will indemnify, defend, and hold harmless the Company and its respective Affiliates, directors, officers, partners, employees, agents and representatives (including without limitation the predecessors or successors of any of the foregoing) from and against any Indemnifiable Loss relating to, resulting from or arising out of any such failure by Seller.

     6.2.7. Assumed Push-Down Liabilities. Without further action, effective as of the Closing, the Company will assume the liabilities of Seller listed on
Schedule 6.2.7 (the "Assumed Push-Down Liabilities") but only to the extent related exclusively to the Business.

     6.2.8. 1994 Financial Statements. Seller will deliver as promptly as practicable after Purchaser's written request, audited consolidated balance sheets of the Company as of January 28, 1995 and the related audited consolidated statements of stockholders' equity, operations and cash flows for the fiscal year then ended, accompanied by the accountant's report thereon.

     6.2.9. Certain Contracts. (a) Notwithstanding anything to the contrary in this Agreement, to the extent that (i) any Contract that is a C&A Imperial Canada Asset (an "Assumed Contract") is not capable of being assigned to Purchaser in connection with the Closing without the consent or waiver of a third Person (including without limitation a Governmental Entity) which has not been obtained on or before the Closing Date, or (ii) any of the transactions contemplated by this Agreement constituted or would constitute a breach of any Assumed Contract, or a violation of any Law or Order or other governmental edict, Seller will be deemed not to have Transferred, and will not be obligated to Transfer, to Purchaser any direct or indirect right, title or interest in or to any such Contract without first having obtained all necessary consents and waivers. Seller will use reasonable efforts to obtain such consents and waivers as may be necessary to cure such potential breach or violation; provided, however, but without affecting Seller's obligations under Section 5.3, Seller will not be obligated to pay any consideration therefor to the party from whom the consent or waiver is requested. Purchaser agrees that neither Seller nor any of its Affiliates will have any liability whatsoever arising out of or relating to the failure to obtain any consents or waivers that may have been or may be required in connection with the transactions contemplated by this Agreement or because of a breach of, default under or termination of any Assumed Contract as a result thereof.

     (b) To the extent that the consents and waivers referred to in the immediately preceding paragraph are not obtained, or until the breaches or violations referred to in the immediately preceding paragraph are resolved, Seller will use reasonable efforts, (i) with reasonable costs of Purchaser and its Affiliates related thereto to be promptly reimbursed by Seller, to provide to Purchaser, at its request, the benefits of any such Contract and cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, without incurring any financial obligation to Seller or any of its Affiliates, and (ii) with reasonable costs of Seller and its Affiliates related thereto to be promptly reimbursed by Purchaser, to enforce, at the request and for the account of Purchaser, any rights of Seller arising from any such Contract against the other party or parties to such Contract (including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser). Notwithstanding any provision to the contrary contained herein, Purchaser will perform or pay for the benefit of the other party or parties thereto the obligations of Seller under or in connection with any such Contract and will indemnify and hold Seller and its Affiliates harmless from any Indemnifiable Losses relating to, resulting from or arising out of any failure by Purchaser so to perform or pay. Purchaser will comply with all reasonable requests of Seller for cooperation in connection with the performance of Seller's obligations under this Section 6.2.9.


                          VII. MISCELLANEOUS PROVISIONS

         7.1. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

     (a) If to Purchaser, to:

              BDPI Holdings Corporation
              c/o The Blackstone Group
              345 Park Avenue
              New York, New York  10154
              Facsimile No.:  (212) 754-8720
              Attention: Mr. David A. Stockman
                         Senior Managing Director

         with a copy to:

              Jones, Day, Reavis & Pogue
              599 Lexington Avenue
              New York, New York  10022
              Facsimile No.:  (212) 755-7306
              Attention:  Robert A. Profusek, Esq.



     (b) If to Seller, to:

              Collins & Aikman Products Co.
              701 McCullough Drive
              Charlotte, North Carolina  28262
              Facsimile No.:  (704) 548-2010
              Attention:  Corporate Counsel
         with a copy to:

              Collins & Aikman Products Co.
              1556 Third Avenue
              Suite 603
              New York, New York  10128
              Facsimile No.:  (212) 410-9314
              Attention:  Elizabeth R. Philipp, Esq.
                          Executive Vice President - Law


or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

     7.2. Expenses. Except as otherwise expressly provided herein, (a) Seller will pay or cause to be paid all expenses incurred by Seller incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein and (b) Purchaser will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein, including without limitation the fees and expenses of any broker, finder, financial advisor or similar person engaged by such party.

     7.3. Successors and Assigns. (a) Subject to Section 7.3(b), this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegatable by any party without the prior written consent of the other parties hereto. Notwithstanding the foregoing sentence, Purchaser may assign any of its rights or obligations under this Agreement to any lender to Purchaser or any subsidiary of Purchaser as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, or to any subsidiary of Purchaser or BDPH or any entity of which Purchaser is a subsidiary, provided however, that no assignment hereunder shall in any way affect Purchaser's or the Company's obligations or liabilities under this Agreement.

     (b) Nothing in this Agreement is intended to limit Purchaser's ability to sell or to Transfer the Shares following the Closing Date provided that such sale or Transfer will not result in a termination of any of Purchaser's covenants, duties, responsibilities, obligations or liabilities hereunder, including without limitation under Sections 3.1(b) and Articles V and VI, unless the person or entity acquiring the Shares pursuant to such sale or Transfer assumes all of such covenants, duties, responsibilities, obligations and liabilities in a written instrument reasonably satisfactory to Seller.

     7.4. Waiver. Either Purchaser or Seller by written notice to the other may
(a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that neither Purchaser nor Seller may, without the prior written consent of the other, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its (or any of its Affiliates') representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

     7.5. Entire Agreement. This Agreement (including the Schedules hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) prior to the date hereof relating to the matters contemplated hereby. This Agreement (together with the Schedules hereto) constitutes the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein.

     7.6. Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Purchaser and Seller to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto.

     7.7. Rights of the Parties. Except as provided in Article V or in Sections
6.2.3 and 7.3, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     7.8. Further Assurances. From time to time, whether at or after the Closing as and when requested by either Purchaser or Seller, the other will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary or otherwise reasonably requested by Purchaser or Seller to consummate the transactions contemplated by this Agreement or otherwise to carry out the intent and purpose of this Agreement and to assure that the Company holds all of the assets, properties, permits, authorizations, rights and related obligations used or held for use primarily or exclusively in the Business, including without limitation the proper filing, registration or recordation of such documents and instruments.

     7.9. Applicable Law; Jurisdiction. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive Laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

     7.10. Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     7.11. Certain Interpretive Matters and Definitions. (a) Unless the context otherwise requires, (i) all references to Sections or Schedules are to Sections or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "or" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, (vi) the terms "subsidiary" and "Affiliate" have the meanings given to those terms in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended, provided, however, that, except with respect to Section 1.3, none of Purchaser, its parent or any entity controlled by either of them will be deemed to be Affiliates of Seller and none Seller, C&A Corp. or any entity controlled by either of them will be deemed to be Affiliates of Purchaser, (vii) all references to "$" or dollar amounts will be to lawful currency of the United States of America, and (viii) "Knowledge of Seller" means solely to the actual knowledge of the persons listed on Schedule 7.11(a), and (ix) "Knowledge of Purchaser" means solely to the actual knowledge of the persons listed on Schedule 7.11(b).

     (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     7.12. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of any so-called "bulk transfer" Law of any jurisdiction in connection with the sale of the C&A Imperial Canada Assets to Purchaser.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                         COLLINS & AIKMAN PRODUCTS CO.



                                         By:_____________________________
                                              Name:______________________
                                              Title:_____________________


                                         IMPERIAL WALLCOVERINGS, INC.



                                         By:_____________________________
                                              Name:______________________
                                              Title:_____________________


                                         BDPI HOLDINGS CORPORATION


                                         By:_____________________________
                                              Name:______________________
                                              Title:_____________________